                                                                EXHIBIT 99.9d

                            ADMINISTRATION AGREEMENT


          Agreement dated as of August 1, 1995 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Administrator"), and each of the undersigned Crabbe Huson Funds (individually, a "Fund" and together, the "Funds").

          WHEREAS, each Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, each Fund desires to retain the Administrator to furnish certain administrative services to the Fund, and the Administrator is willing to furnish such services on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:


1.   APPOINTMENT OF ADMINISTRATOR

          Each Fund hereby appoints the Administrator to act as administrator with respect to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.   DELIVERY OF DOCUMENTS

          Each Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

          a.   The Fund's charter document and by-laws;

          b. The Fund's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act") and the 1940 Act and the Fund's Prospectus and Statement of Additional Information and all amendments and supplements thereto as presently in effect;

          c. Certified copies of the resolutions of the Board of Directors of the Fund (the "Board") authorizing (1) this Agreement and
               (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and
               (b) sign checks and pay expenses;

          d. A copy of the investment advisory agreement between the Fund and its investment adviser; and

          e. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.


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3.   REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

          The Administrator represents and warrants to the Funds that:

          a. It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

          b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

          c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

          d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

          e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.   REPRESENTATIONS AND WARRANTIES OF THE FUNDS

          Each Fund represents and warrants to the Administrator that:

          a. It is a corporation, duly organized and existing and in good standing under the laws of Oregon;

          b. It has the corporate power and authority under applicable laws and by its charter document and by-laws to enter into and perform this Agreement;

          c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

          d.   It is an investment company properly registered under the 1940
               Act;

          e. A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Fund also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

          f. No legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligation under this Agreement;

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          g.   Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

          h. As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of capital stock, and it will initially offer shares in the authorized amounts as set forth in Schedule A to this Agreement.

5.   ADMINISTRATION SERVICES

          The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of each Fund and the review and comment by each Fund's auditors and legal counsel and in accordance with procedures which may be established from time to time between each Fund and the
Administrator:

          a. Oversee the determination and publication of each Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board;

          b. Oversee the maintenance by each Fund's custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act;

          c. Prepare each Fund's federal, state and local income tax returns for review by the Fund's independent accountants and filing by the Fund's treasurer;

          d. Review expense calculation and perform expense allocation subject to approval by officers of each Fund and arrange for payment of the Fund's expenses;

          e. Prepare for review and approval by officers of each Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

          f. Prepare for review by an officer of and legal counsel for each Fund, the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information (in a camera ready format) required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

          g. Prepare reports relating to the business and affairs of each Fund as may be mutually agreed upon and not otherwise prepared by the Fund's investment adviser, custodian, legal counsel or independent accountants;

          h. Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

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          i.   Make such reports and recommendations to the Board concerning the performance and fees of each Fund's custodian and transfer and dividend disbursing agent ("Transfer Agent") as the Board may reasonably request or deems appropriate;

          j. Oversee and review calculations of fees paid to each Fund's investment adviser, the custodian and the Transfer Agent;

          k. Consult with each Fund's officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Fund;

          l. Review implementation of any dividend reinvestment programs authorized by the Board;

          m. Respond to or refer to each Fund's officers or Transfer Agent, shareholder inquiries relating to the Fund;

          n. Provide periodic testing of portfolios to assist each Fund's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon;

          o.   Prepare Rule 24f-2 notices;

          p. Prepare and file all state registrations of each Fund's securities pursuant to the specific instructions of the Fund and as detailed in Schedule C to this Agreement;

          q. Monitor the amount of Fund shares sold in each jurisdiction in which such shares are registered and notify the Fund when a specified percentage of such shares (as determined by the Fund's distributor) has been sold; and

          r. Assist the Fund in determining the amount of Fund shares to register in each jurisdiction.

The Administrator will also provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.   FEES; EXPENSES; EXPENSE REIMBURSEMENT

          The Administrator shall receive from each Fund such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in Schedule B to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination

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of this Agreement.  In addition, each Fund shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement as initially set forth in Schedule B.

          Each Fund agrees to promptly reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund's behalf at the Fund's request or with the Fund's consent.

          Each Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by a Fund, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director or employee of the Fund; costs incidental to the preparation, printing and distribution of the Fund's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation (other than the preparation specified in Section 5) and filing of the Fund's tax returns, Form N-1A and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing each Fund's net asset value.

          The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to a Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.   INSTRUCTIONS AND ADVICE

          At any time the Administrator may apply to any officer of a Fund for instructions and may consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall advise the Fund of any such consultation with legal counsel. The Administrator shall not be liable and shall be indemnified by each Fund for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon the

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Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.   LIMITATION OF LIABILITY AND INDEMNIFICATION

          The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgement or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any consequential damages of any kind whatsoever (including, without limitation, attorney's fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator's liability under this Agreement shall be limited to an amount equal to its total annual compensation earned and fees paid hereunder during the preceding twelve months multiplied by two and one-half (2.5) for any liability or loss suffered by a Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling.

          The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

          Each Fund shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

          Each Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event a Fund elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Fund shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

          The indemnification contained herein shall survive the termination of this Agreement.


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9.   CONFIDENTIALITY

          The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to a Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

10.  COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

          Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it; provided, however, that the foregoing does not limit the Administrator's responsibility to the Fund for the performance of its duties under this Agreement as determined in accordance with Section 8 of this Agreement.

          In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for each Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for each Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.  SERVICES NOT EXCLUSIVE

          The services of the Administrator to the Funds are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Fund from time to time, have no authority to act or represent the Funds in any way or otherwise be deemed an agent of the Funds.

12.  TERM, TERMINATION AND AMENDMENT

          This Agreement shall become effective on August 1, 1995. The Agreement shall remain in effect for a period of two years from the effective date, and shall automatically continue in effect thereafter with respect to each Fund unless terminated in writing by either party at the end of such period or thereafter on sixty (60) days' prior written notice. Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund. Upon termination of this Agreement, a Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

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13.  NOTICES

          Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the
Funds: The Crabbe Huson Group, Inc., One Financial Center, 121 S.W. Morrison, Suite 1425, Portland, OR 97204, Attn: Cheryl A. Burgermeister, fax: 503-295-2939; if to the Administrator: State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, Massachusetts 02171, Attn: David M. Elwood, Vice President and Senior Counsel, fax: (617)985-2497.

14.  NON-ASSIGNABILITY

          This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that (i) the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator and (ii) upon the restructuring of the Funds as series of a series trust, the Funds may assign this Agreement to such trust.

15.  SUCCESSORS

          This Agreement shall be binding on and shall inure to the benefit of each Fund and the Administrator and their respective successors and permitted assigns.

16.  ENTIRE AGREEMENT

          This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.  WAIVER

          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.  SEVERABILITY

          If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.  GOVERNING LAW

          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

               THE OREGON MUNICIPAL BOND FUND, INC.
               THE CRABBE HUSON SPECIAL FUND, INC.
               THE CRABBE HUSON ASSET ALLOCATION FUND, INC.
               THE CRABBE HUSON EQUITY FUND, INC.
               THE CRABBE HUSON INCOME FUND, INC.
               THE CRABBE HUSON U.S. GOVERNMENT INCOME FUND, INC.
               THE CRABBE HUSON U.S. GOVERNMENT MONEY MARKET FUND, INC. THE CRABBE HUSON REAL ESTATE INVESTMENT FUND, INC.



               By:
                  ------------------------------------------------------------

               Name:
                    ----------------------------------------------------------

               Title:
                     ---------------------------------------------------------


               STATE STREET BANK AND TRUST COMPANY



               By:
                  ------------------------------------------------------------

               Name:
                    ----------------------------------------------------------

               Title:
                     ---------------------------------------------------------

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ADMINISTRATION AGREEMENT
Crabbe Huson Funds


                                   SCHEDULE A
                     LISTING OF FUNDS AND AUTHORIZED SHARES


          Fund                                    Authorized Shares

          The Oregon Municipal Bond Fund, Inc.
          The Crabbe Huson Special Fund, Inc.
          The Crabbe Huson Asset Allocation Fund, Inc.
          The Crabbe Huson Equity Fund, Inc.
          The Crabbe Huson Income Fund, Inc.
          The Crabbe Huson U.S. Government Income Fund, Inc.
          The Crabbe Huson U.S. Government Money Market Fund, Inc. The Crabbe Huson Real Estate Investment Fund, Inc.

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                                   SCHEDULE B

                       STATE STREET BANK AND TRUST COMPANY
                       CRABBE HUSON FAMILY OF MUTUAL FUNDS


                        FUND ADMINISTRATION FEE SCHEDULE


I.   FUND SUB-ADMINISTRATION SERVICES

                                                  Annual Fee
     Average Assets for Family              Expressed in Basis Points
     -------------------------              -------------------------
     First $500 Million                                6
     Next $500 Million                                 3
     Thereafter                                        1


II.  OUT-OF-POCKET EXPENSES - INCLUDE, BUT MAY NOT BE LIMITED TO:

     -    Extraordinary legal fees, audit fees and other professional fees
     -    Telephone and Blue Sky filing postage
     -    Travel and lodging for Board and Operations meetings
     - Preparation of financial statements other than Annual, Semi-annual and quarterly board reporting $3,000 per financial report


III. SPECIAL ARRANGEMENTS

     Fee for activities of non-recurring nature such as fund consolidations or reorganizations, and/or preparation of special reports will be subject to negotiation.


IV.  TERM OF THE CONTRACT

     The parties agree that the fee schedule shall remain in effect for two full years from the commencement of services and from year to year thereafter until it is revised as a result of negotiations initiated by either party.


CRABBE HUSON FAMILY OF MUTUAL FUNDS     STATE STREET BANK AND TRUST COMPANY


By:                                     By:
   ---------------------------             -----------------------------------

Title:                                  Title:
      ------------------------                --------------------------------
Date:                                   Date:
      ------------------------               ---------------------------------

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ADMINISTRATION AGREEMENT
Crabbe Huson Funds


                                   SCHEDULE C
                           REGISTRATION OF FUND SHARES
                      WITH STATE SECURITIES ADMINISTRATORS

AT THE SPECIFIC DIRECTION OF EACH FUND, THE ADMINISTRATOR WILL PREPARE REQUIRED DOCUMENTATION AND REGISTER FUND SHARES IN ACCORDANCE WITH THE SECURITIES LAWS OF EACH JURISDICTION IN WHICH FUND SHARES ARE TO BE OFFERED OR SOLD PURSUANT TO INSTRUCTIONS GIVEN TO THE ADMINISTRATOR BY THE FUND.

EACH FUND SHALL BE SOLELY RESPONSIBLE FOR THE DETERMINATION (I) OF THOSE JURISDICTIONS IN WHICH FUND SHARES ARE TO BE REGISTERED AND (II) THE NUMBER OF FUND SHARES TO BE REGISTERED IN EACH SUCH JURISDICTION. IN THE EVENT THAT THE ADMINISTRATOR BECOMES AWARE OF (A) THE SALE OF FUND SHARES IN A JURISDICTION IN WHICH FUND SHARES ARE NOT REGISTERED FOR OFFER AND SALE OR (B) THE SALE OF FUND SHARES IN EXCESS OF THE NUMBER OF FUND SHARES REGISTERED IN SUCH JURISDICTION, THE ADMINISTRATOR SHALL REPORT SUCH INFORMATION TO THE FUND, AND IT SHALL BE THE FUND'S RESPONSIBILITY TO DETERMINE APPROPRIATE CORRECTIVE ACTION AND INSTRUCT THE ADMINISTRATOR WITH RESPECT THERETO.

The registration services shall consist of the following:

     1. Filing of Fund's Application to Register Securities and amendments, if applicable;

     2.   Filing of amendments to the Fund's registration statement;

     3.   Filing Fund sales reports and advertising literature where required;

     4. Payment at the expense of the Fund of all Fund state registration and filing fees;

     5. Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto;

     6.   Filing of annual reports and proxy statements where required; and

     7. The performance of such additional services as the Administrator and the Fund may agree upon in writing.

Unless otherwise specified in writing by the Administrator, registration services by the Administrator shall not include determining the availability of exemptions under a jurisdiction's blue sky law. Any such determination shall be made by each Fund or its legal counsel. In connection with the services described herein, each Fund shall cause the Fund's distributor to issue in favor of the Administrator a power of attorney to register Fund shares on behalf of the Fund, which power of attorney shall be substantially in the form of
Exhibit I attached hereto.

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                                    EXHIBIT I

                            LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of August 1, 1995 that the undersigned Crabbe Huson Securities Inc., the distributor (the "Distributor") with respect to The Oregon Municipal Bond Fund, Inc., The Crabbe Huson Special Fund, Inc., The Crabbe Huson Asset Allocation Fund, Inc., The Crabbe Huson Equity Fund, Inc., The Crabbe Huson Income Fund, Inc., The Crabbe Huson U.S. Government Income Fund, Inc., The Crabbe Huson U.S. Government Money Market Fund, Inc., The Crabbe Huson Real Estate Investment Fund, Inc,. (individually, the "Fund") with principal offices at One Financial Center, 121 S.W. Morrison, Suite 1425, Portland, OR 97204, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the "Administrator") with principal offices at 225 Franklin Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:


1. REGISTRATION OF FUND SHARES. The power to register shares of the Fund in each jurisdiction in which Fund shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all Fund applications, including without limitation, applications to register shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, claims for exemption, or other documents and instruments now or hereafter required or appropriate in the judgement of the Administrator in connection with the registration of Fund shares.

2. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager, or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Distributor with respect to item 1 above.

     The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Distributor or the Fund.

IN WITNESS WHEREOF, the Distributor has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.


CRABBE HUSON SECURITIES INC.


By:
   --------------------------------
Name:
     ------------------------------

Title:
      -----------------------------


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